UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*


                             Air Methods Corporation
   --------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
   --------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   009128307
   --------------------------------------------------------------------------
                                 (CUSIP Number)

                                  March 9, 2015
   --------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
     Schedule 13G is filed:
     [ ]  Rule 13d-1(b)
     [ ]  Rule 13d-1(c)
     [X]  Rule 13d-1(d)





                               (Page 1 of 6 Pages)
------------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 009128307                   13G                 Page 2 of 6 Pages
-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS     Clifton Park Capital Management, LLC
            I.R.S. IDENTIFICATION NO.                                45-3122370
            OF ABOVE PERSONS (ENTITIES ONLY)

-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                (a) [ ]
                                                                (b) [X]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                      -0-
SHARES         ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                      460,861
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                      -0-
REPORTING      ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                      460,861
-------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                      460,861
-------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **               [ ]
-------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                      1.2%
-------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **               CO

-------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 009128307                   13G                 Page 3 of 6 Pages

Item 1(a).  Name of Issuer:

            Air Methods Corporation

Item 1(b).  Address of Issuer's Principal Executive Offices:

            7301 South Peoria, Englewood, Colorado 80112

Item 2(a).  Name of Person Filing:

            Clifton Park Capital Management, LLC


Item 2(b).  Address of Principal Business Office or, if None, Residence:

            2711 Centerville Road, Suite 400
            Wilmington, Delaware 19808-1645

Item 2(c).  Citizenship:

            Delaware

Item 2(d).  Title of Class of Securities:

            Common Stock

Item 2(e).  CUSIP Number:

            009128307

CUSIP No. 009128307                    13G                Page 4 of 6 Pages

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a) [ ]  Broker or dealer registered under Section 15 of the Act,

          (b) [ ]  Bank as defined in Section 3(a)(6) of the Act,

          (c) [ ]  Insurance Company as defined in Section 3(a)(19) of the
                   Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e) [ ]  Investment Adviser in accordance with Rule
                   13d-1(b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1(b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check the box. [X]

Item 4.   Ownership.

            (a) Amount beneficially owned:
                460,861

            (b) Percent of class:
                1.2

            (c) Number of shares as to which such person has:

               (i) Sole power to vote or direct the vote:
                   None

              (ii) Shared power to vote or direct the vote:
                   460,861

             (iii) Sole power to dispose or direct the disposition:
                   None

              (iv) Shared power to dispose or direct the disposition:
                   460,861

CUSIP No. 009128307                    13G                Page 5 of 6 Pages


Item 5.     Ownership of Five Percent or Less of a Class.

            Not applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

            Not applicable.


Item 8.     Identification and Classification of Members of the Group.

            Not applicable.


Item 9.     Notice of Dissolution of Group.

            Not applicable.


Item 10.  Certification.

CUSIP No. 009128307                   13G                 Page 6 of 6 Pages

                                   SIGNATURES

      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  February 11, 2016


                         Clifton Park Capital Management, LLC

                         By: /s/ Don Clouse
                             -----------------------------------------------
                             Don Clouse
                             Authorized Signatory